Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

December 18, 2017

VIA ELECTRONIC MAIL

My Size, Inc.

3 Arava St., pob 1026

Airport City, Israel 7010000

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to My Size, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1, as amended (File No. 333-221741) (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and Prospectus relate to the offer and sale by the underwriter identified therein of up to $3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants to purchase shares of Common Stock (the “Pre-funded Warrants”) and common warrants to purchase shares of Common Stock (the “Common Warrants” and together with the Pre-funded Warrants, the “Warrants” and the shares of Common Stock underlying the Warrants the “Warrant Shares”). The Warrants and the Common Stock are referred to herein as the “Securities”. The Securities are to be sold by the Company as described in the Registration Statement.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s Amended and Restated By-laws, (iii) the Registration Statement and the related Prospectus, (iv) the form of the placement agency agreement proposed to be entered into between the Company and the underwriter named therein (the “Placement Agency Agreement”) that is filed as Exhibit 1.1 to the Registration Statement; (v) the Form of Pre-Funded Warrant that is filed as Exhibit 4.2 to the Registration Statement; (vi) the Form of Common Warrant that is filed as Exhibit 4.3 to the Registration Statement; (vii) corporate proceedings of the Company supplied to us, and (vii) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.

In making the aforesaid examinations, we have assumed (i) assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies; (ii) the accuracy, completeness and authenticity of certificates of public officials, (iii) the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that due authorization by the Company is not assumed), and (iv) that the terms of the sale of the Common Stock and the Warrants by the Company will be authorized by the Board of Directors of the Company or the Pricing Committee in accordance with Sections 152 and 153 of the General Corporation Law of the State of Delaware (the “DGCL”). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the DGCL and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Warrants to be exercisable for more shares of Common Stock, or the Warrants to be exercisable into, more shares of the Common Stock, than the number of shares that then remain authorized but unissued.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)      Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)     Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion (i) that the Common Stock, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, and.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Sheppard Mullin Richter & Hampton LLP
SHEPPARD MULLIN RICHTER & HAMPTON LLP